Exhibit 6.1

Execution Version

ADVERTISING AGREEMENT

This Advertising Agreement (this “Agreement”) is effective as of September 26, 2018 (the “Effective Date”) and is entered into between Hightimes Holding Corp., a Delaware corporation (“Customer”), and iHeartMedia + Entertainment, Inc., a Nevada corporation (“iHeartMedia” and, together with Customer, the “Parties”). Each party to this Agreement may also be referred to individually as a “Party.”

RECITALS

WHEREAS, Customer and Broader Media Holdings, LLC (“BMH”), an Affiliate of iHeartMedia, are parties to that certain Convertible Note, dated as of the Effective Date, with an initial principal amount of $5,000,000 (the “Note”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Note is being issued by Customer to BMH in consideration of a commitment from iHeartMedia under this Agreement to provide to Customer (on behalf of BMH) advertising media inventory (“Ad Inventory”) having an aggregate Value (as defined in Section 3.3) of $5,000,000 (the “Initial Promotion Commitment Tranche”);

WHEREAS, in addition to the Initial Promotion Commitment Tranche, the Parties may agree from time to time during the Term (as defined in Section 4.1), to have iHeartMedia provide to Customer (on behalf of BMH) additional Ad Inventory having an aggregate value of up to an additional $5,000,000 (the “Maximum Additional Promotion Commitment Amount”), in one or more tranches (each such tranche and the Initial Promotion Commitment Tranche, a “Promotion Commitment Tranche”), in each case in consideration of an increase in the principal amount of the Note equal to the amount of the applicable Promotion Commitment Tranche, up to, in the aggregate, the Maximum Additional Promotion Commitment Amount, as set forth in the Note;

WHEREAS, in connection with the Initial Promotion Commitment Tranche, Customer has agreed to use its best efforts to purchase $250,000 of additional Ad Inventory in cash and, in connection with each other Promotion Commitment Tranche (if applicable), Customer agrees to use its best efforts to purchase $50,000 of additional Ad Inventory in cash for each $1,000,000 in amount of such Promotion Commitment Tranche;

WHEREAS, in addition to and separate from the Promotion Commitment Tranches, the Parties may agree from time to time during the Term that iHeartMedia shall purchase on behalf of Customer and deliver for Customer Ad Inventory owned or controlled by third parties rather than by iHeartMedia or its Affiliates (“Third-Party Ad Inventory”), in each case in consideration of Customer’s reimbursement to iHeartMedia in cash of the purchase price paid by iHeartMedia for such Third-Party Ad Inventory plus an Agency Fee (as defined herein) calculated thereon;

WHEREAS, Customer desires iHeartMedia to provide (with respect to the Promotion Commitment Amount, on behalf of BMH), and iHeartMedia desires to provide (with respect to the Promotion Commitment Amount, on behalf of BMH), Ad Inventory to Customer pursuant to the terms and conditions below;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions; Construction of Terms. Unless specifically stated otherwise herein, terms used herein with initial capital letters and not otherwise defined herein shall have the respective meanings set forth in Appendix 1.

2. Advertising.

2.1. Promotion Commitment Amount; Cash Commitment; Third-Party Ad Inventory; Media Plan.

2.1.1. As used herein, the term “Promotion Commitment Amount” shall mean, at any given time, the aggregate then unused amounts of all Promotion Commitment Tranches. iHeartMedia shall provide Customer with (on behalf of BMH) Ad Inventory with aggregate Fees (as defined in Section 3.1) totaling the Promotion Commitment Amount (as in effect from time to time), as set forth in one or more mutually agreeable media plans agreed upon (email sufficing) by the Parties from time to time (each, a “Media Plan”). In connection with the Initial Promotion Commitment Tranche, Customer agrees that it shall use its best efforts to purchase $250,000 of additional Ad Inventory in cash prior to October 31, 2018 and, in connection with each other Promotion Commitment Tranche (if applicable), Customer agrees to use its best efforts to purchase at least $50,000 of additional Ad Inventory for each $1,000,000 in amount of such Promotion Commitment Tranche (with respect to each Promotion Commitment Tranche, the “Associated Cash Commitment”), which shall be invoiced and paid for by Customer in accordance with Section 3. The Parties will specify in each Media Plan (i) the portion of the Promotion Commitment Amount to be used pursuant to such Media Plan, (ii) the Associated Cash Commitment, (iii) the Third-Party Ad Inventory to be purchased and delivered pursuant to such Media Plan, and (iv) the Agency Fees (as defined below) associated with such Third-Party Ad Inventory, as applicable. Each such Media Plan shall be deemed an appendix to, and constitute a part of, this Agreement as if fully set forth in this Agreement. The Media Plan for the Initial Promotion Commitment Tranche and the initial Associated Cash Commitment is the initial Media Plan agreed upon by the Parties hereunder, which, if not already agreed upon as of the Effective Date, shall be agreed upon by the Parties on or before September 29, 2018 (the “Initial Media Plan”). The Parties acknowledge and agree that some or all of the Promotion Commitment Amount may have, as of the Effective Date, already been fulfilled by iHeartMedia in the form of Ad Inventory delivered pursuant to the Initial Media Plan, all of which (if any) shall be deemed Ad Inventory delivered under this Agreement.

2.1.2. From time to time during the Term, in addition to and separate from the Promotion Commitment Tranches, the Parties may agree that iHeartMedia shall purchase on behalf of Customer and deliver for Customer certain Third-Party Ad Inventory totaling $250,000 or greater in purchase price in each instance (each, a “Third-Party Ad Inventory Tranche”). To the extent the Parties agree to any purchase of Third-Party Ad Inventory: (i) such Third-Party Ad Inventory Tranche and the associated Third-Party Ad Inventory shall be set forth in a Media Plan (and, to the extent included in a Media Plan that also includes Ad Inventory provided as part of the Promotion Commitment Amount, shall be identified on such Media Plan as Third-Party Ad Inventory to be paid for in cash), (ii) at the end of each calendar month during which iHeartMedia has delivered any Third-Party Ad Inventory for Customer, iHeartMedia shall invoice Customer for an amount equal to the sum of (y) the actual cost paid by iHeartMedia for such Third-Party Ad Inventory and (z) an agency fee therefor calculated as ten percent (10%) of such actual cost (an “Agency Fee” and, such sum, a “Third-Party Ad Inventory Payment”), and (iii) Customer shall pay to iHeartMedia in cash via a wire transfer of immediately available funds, in accordance with iHeartMedia’s instructions, the amount of such Third-Party Ad Inventory Payment within thirty (30) days following the date of iHeartMedia’s invoice. For the avoidance of doubt, the Promotion Commitment Amount shall not be applicable toward any Third-Party Ad Inventory Payment or any portion thereof, all of which shall be payable only in cash. After Customer has paid iHeartMedia for a total of $500,000 of Third-Party Ad Inventory pursuant to this Section 2.1.2, if applicable, Customer shall have the right to cancel any then undelivered portion of Third-Party Ad Inventory in a Media Plan upon written notice to iHeartMedia, provided that such notice is received by iHeartMedia at least two (2) weeks prior to the date on which such undelivered Third-Party Ad Inventory is to be delivered.

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2.2. Ad Inventory. iHeartMedia may provide Ad Inventory through one or more Affiliates or third-party contractors. To the extent Ad Inventory on a specific property is set forth in a Media Plan as to be delivered as part of the Promotion Commitment Amount, if such specific property is not owned and operated by iHeartMedia or its Affiliate at the time the applicable Ad Inventory is to be delivered, then iHeartMedia shall not be obligated to deliver such Ad Inventory and reserves the right to substitute such Ad Inventory with other Ad Inventory of, in the aggregate, equal Value on properties owned and operated by iHeartMedia, which shall be subject to Customer’s reasonable approval, not to be unreasonably withheld, conditioned or delayed; provided, however, the iHeartMedia shall not have any obligation to deliver such replacement Ad Inventory unless and until the Parties agree thereon. All material to be transmitted or used in Ad Inventory under this Agreement shall be furnished by Customer, and all reasonable expenses of delivery to iHeartMedia and return to Customer, if so directed, shall be paid by Customer. Customer shall be solely responsible for, and shall reimburse iHeartMedia for (to the extent paid for by iHeartMedia), any and all hard costs incurred in creating or delivering Ad Inventory for Customer, including fees for the use of on air personalities, creative services fees (e.g., for developing display or video creative), third-party market research reports or data analytics, advertising agency fees, costs associated with iHeartMedia events, and other costs that are not internal iHeartMedia operating costs (collectively, “Hard Costs”), provided that iHeartMedia has obtained prior written approval from Customer to incur such Hard Costs (it being understood and agreed that approval via e-mail or by approving a Media Plan that specifies the Hard Costs shall be deemed written approval). For the avoidance of doubt, the Promotion Commitment Amount shall not be applicable against any Hard Costs. At the end of each calendar month, iHeartMedia shall invoice Customer for any Hard Costs paid by iHeartMedia during such calendar month and Customer shall pay to iHeartMedia in cash via a wire transfer of immediately available funds, in accordance with iHeartMedia’s instructions, the amount of such Hard Costs within thirty (30) days following the date of iHeartMedia’s invoice. Under this Agreement, iHeartMedia shall itself pay for a total of $25,000 of Hard Costs that would otherwise be payable by Customer for the development of audio assets with third parties mutually agreed upon by the Parties.

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2.3. Additional Promotion Commitment Tranches. The Parties may, from time to time during the Term, agree to have iHeartMedia commit to provide (on behalf of BMH) to Customer one or more additional Promotion Commitment Tranches, in which case, on the date of such agreement, the Principal Amount of the Note shall be automatically increased, pursuant to the Note, by the amount of such additional Promotion Commitment Tranche, and the then current Promotion Commitment Amount shall be automatically increased by the amount of such additional Promotion Commitment Tranche; provided, however, that (i) the amount of each such additional Promotion Commitment Tranche shall be either $1,000,000 or a multiple of $1,000,000, and (ii) the total dollar amount of all additional Promotion Commitment Tranches (i.e., all Promotion Commitment Tranches other than the Initial Promotion Commitment Tranche) shall not in the aggregate exceed the Maximum Additional Promotion Commitment Amount.

3. Ad Inventory Valuation and Consideration.

3.1. Fees. The fees for the Ad Inventory shall be the applicable Values (as defined in Section 3.3) for the Ad Inventory, unless otherwise set forth in a Media Plan (collectively, the “Fees”). Fees for Ad Inventory other than Third-Party Ad Inventory and Ad Inventory to be paid for with an Associated Cash Commitment will be applied against the then-remaining Promotion Commitment Amount. Customer’s payment obligations under this Agreement are non-cancelable and Fees paid or applied against the Promotion Commitment Amount are nonrefundable. At the end of each calendar month during the Term during which iHeartMedia has delivered any Ad Inventory for Customer that is to be covered by an Associated Cash Commitment amount pursuant to a Media Plan, (i) iHeartMedia shall invoice Customer for the Fees for such Ad Inventory, and (ii) Customer shall pay to iHeartMedia in cash via a wire transfer of immediately available funds, in accordance with iHeartMedia’s instructions, such Fees within thirty (30) days following the date of iHeartMedia’s invoice. For the avoidance of doubt, Section 2.1.2, rather than the foregoing sentence, shall apply with respect to all Third-Party Ad Inventory.

3.2. Taxes. Unless otherwise stated in writing, iHeartMedia’s Fees (including Associated Cash Commitment and Third-Party Ad Inventory Payment amounts) and Hard Costs do not include any taxes, levies, duties or similar governmental assessments of any nature, including value-added, sales and use, or withholding taxes, assessable by any local, state, provincial, federal or foreign jurisdiction (collectively, “Taxes”). Customer is responsible for paying all Taxes associated with its purchases and payments hereunder. If iHeartMedia has the legal obligation to pay or collect Taxes for which Customer is responsible under this Section 3.2, the appropriate amount shall be invoiced to and paid by Customer, unless Customer provides iHeartMedia with a valid tax exemption certificate authorized by the appropriate taxing authority. Notwithstanding anything to the contrary in this Agreement, iHeartMedia shall not deliver for Customer any Ad Inventory to which Taxes are applicable without the consent of Customer (which may be provided via email or by agreeing to a Media Plan that includes such Ad Inventory). For clarity, iHeartMedia is solely responsible for taxes assessable against it based on its income.

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3.3. Media Valuation. Customer agrees that the types of Ad Inventory that may be delivered pursuant to this Agreement are set forth on the Ad Inventory valuation schedule attached to the Initial Media Plan (the “Valuation Schedule”) and shall be valued as set forth in  such Valuation Schedule (such Ad Inventory’s “Value”), which Values shall reflect a twenty-five percent (25%) discount off of iHeartMedia’s rate card; provided, however, that the Valuation Schedule may be amended to include additional types of Ad Inventory upon mutual written agreement by the Parties and the Parties may, for subsequent Media Plans, negotiate in good faith different Values for Ad Inventory based on then-current market prices. Upon Customer’s request from time to time, iHeartMedia will inform Customer of any types of Ad Inventory not set forth on the then-current Valuation Schedule that can be made available to Customer under this Agreement and the Values associated with each such type of Ad Inventory.

4. Term and Termination.

4.1. Term of the Agreement. The term of this Agreement shall commence on the Effective Date and shall continue until the earliest to occur of (a) the date on which the Maximum Promotion Commitment Amount has been depleted, (b) October 31, 2018 or, if applicable, such later date as may be agreed upon by iHeartMedia and the Customer in writing, and (c) the earlier date on which this Agreement is terminated pursuant to Section 4.2 (if applicable) (the “Term”).

4.2. Termination.

4.2.1. iHeartMedia may terminate this Agreement upon Notice to Customer if (i) Customer makes a general assignment for the benefit of its creditors or files a voluntary petition under any bankruptcy or insolvency law, under the reorganization or arrangement provisions of the United States Bankruptcy Code, or under the provisions of any law of like import, (ii) an involuntary petition is filed against Customer under any bankruptcy or insolvency law, under the reorganization or arrangement provisions of the United States Bankruptcy Code, or under any law of like import, which petition remains un-dismissed or un-stayed for a period of 60 days, or (iii) a trustee or receiver is appointed for Customer or its property.

4.2.2. Customer shall promptly notify iHeartMedia in writing if (i) Customer is not able to pay its debts and obligations as they come due in the ordinary course of its business, (ii) Customer ceases to be a going concern, (iii) Customer’s then current cash balance is less than $250,000, or (iv) a Change of Control of Customer occurs (each such circumstance, a “Deficiency” and each such Notice, a “Deficiency Notice”). As used herein, “Change of Control” shall mean: (A) the sale of all or substantially all of the consolidated assets of Customer to an independent third party purchaser or to an iHeartMedia Competitor; (B) a sale resulting in no less than a majority of the Common Stock (or other voting stock of Customer), on a fully diluted basis being, held by an independent third party purchaser that (I) is an iHeartMedia Competitor, or (II) is not an Affiliate of Customer or any stockholder of Customer; or (C) a merger, consolidation, recapitalization or reorganization of Customer with or into an independent third party that (I) is an iHeartMedia Competitor, or (II) is not an Affiliate of Customer or any stockholder of Customer and that, in the case of this clause (II), results in the inability of the stockholders of Customer as of immediately prior to the consummation of such transaction to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company following the consummation of such transaction. In the event of any Deficiency (regardless of whether Customer actually delivers a Deficiency Notice to iHeartMedia), iHeartMedia shall have the right to terminate this Agreement immediately upon Notice to Customer; provided, however, that the Note shall remain issued and outstanding.

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4.3. Survival. Any provision of this Agreement that, pursuant to its terms, is operative or contemplates performance after the end of the Term or that relates to any obligation accrued as of the end of the Term shall survive the end of the Term. In addition, the following Sections of this Agreement shall survive any termination or expiration of this Agreement: Section 2.2 (with respect to Hard Costs), Section 2.1.2 (with respect to Third-Party Ad Inventory Payment amounts) and Sections 3.2 and 4-23 (inclusive). For the avoidance of doubt, upon and following the expiration or termination of this Agreement, iHeartMedia shall not have any obligations with respect to Ad Inventory or Third-Party Ad Inventory (including to deliver Ad Inventory or Third-Party Ad Inventory for Customer).

5. Confidentiality.

5.1. Duty of Confidentiality. Each of Customer and iHeartMedia expressly acknowledges that in the course of its performance hereunder, it may learn or have access to Confidential Information of the other Party or its Affiliates, or their customers or third parties to whom the other Party or its Affiliates owe a duty of confidentiality. Anything in the Agreement to the contrary notwithstanding, each Party expressly agrees that it shall keep strictly confidential the Confidential Information of the other Party using the same standard of care (which shall be at least a reasonable standard of care) that such Party uses in the protection of its own confidential or proprietary information.

5.2. Exclusions to Duties of Confidentiality. The foregoing duties of confidentiality set forth in Section 5.1 shall not apply to any particular information that the Receiving Party can show: (a) was or has later become available to the public through no breach of this Agreement; (b) was obtained from a third party lawfully in possession of such information that had the legal right to disclose the information without it being subject to a continuing obligation of confidentiality; (c) was already in the Receiving Party’s possession prior to direct or indirect disclosure pursuant to this Agreement (or any predecessor agreement between the Parties governing the confidentiality of such information) and was not generated in the course of, or in connection with, this Agreement; or (d) was disclosed only after receipt of prior written approval from a duly authorized representative of the Disclosing Party.

5.3. Legally Required Disclosures.

5.3.1 If (a) a Party is legally required by an official written request by the Securities and Exchange Commission (“SEC”) or its staff pursuant to the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”), or any of the rules and regulations promulgated by the SEC thereunder (all of the foregoing, collectively, “Securities Laws and Regulations”) to make any public filing, public statement, press release or disclosure to any third party of any of the other Party’s Confidential Information (each of the foregoing, “Disclose” or a “Disclosure”), (b) on the advice of its outside legal counsel, a Party determines that such Party is legally required by applicable laws, rules or regulations (including Securities Laws and Regulations) to Disclose any of the other Party’s Confidential Information, or (c) on the advice of its outside legal counsel, a Party determines that such Party is legally required to Disclose any of the other Party’s Confidential Information in response to a discovery request, a subpoena or an official written inquiry issued by a court of competent jurisdiction or by a judicial, administrative, regulatory or governmental agency or a legislative body or committee (each of the foregoing circumstances in clauses (a), (b) and (c), a “Disclosure Requirement”), then such Party shall give prompt Notice (as defined below) of such Disclosure Requirement to the other Party, which Notice shall (i) if given with respect to any request, subpoena or official written inquiry specified in clause (a) or (c) above, be delivered as promptly as practicable after such Party’s receipt of such request, subpoena or official written inquiry, or (ii) if given with respect to a determination of a requirement to Disclose as set forth in clause (b) above, be delivered no less than four business days prior to the earlier of (A) the date on which such Party seeks to make the required Disclosure and (B) the deadline for making the required Disclosure pursuant to the applicable Securities Laws and Regulations or other law, rule or regulation. As used in this Section 5.3, all references to Customer shall be deemed to refer to Customer and its Affiliates and all references to a Party shall be deemed to refer to either (I) Customer and its Affiliates or (II) iHeartMedia, as applicable.

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5.3.2 With respect to each Disclosure Requirement: (a) the Party seeking to make the Disclosure shall give reasonable and good faith consideration to any reasonable advice or request provided by the other Party or any of its legal counsel regarding methods to prevent Disclosure of, or reasons to not Disclose, the relevant Confidential Information, and (b) the Party seeking to make the Disclosure shall use reasonable efforts to prevent Disclosure of all or any part of any Confidential Information, including redaction of such Confidential Information from the applicable registration statement or report filed under the Securities Act or the Exchange Act (including redactions pursuant to a confidential treatment request submitted pursuant to Rule 406 under the Securities Act or Rule 24b-2 under the Exchange Act), if applicable, or from the response to the applicable discovery request, subpoena or official written inquiry, and such Party shall reasonably cooperate with the other Party in seeking appropriate confidential treatment, protective orders or modifications of any Disclosures pursuant to the applicable Disclosure Requirement or to otherwise intervene, prevent, delay or affect the response to the Disclosure Requirement. Without limiting any other terms set forth in this Agreement, with respect to a Disclosure Requirement a Party in any event (i) shall not Disclose any more Confidential Information than its outside securities law counsel (with respect to Disclosures required by Securities Laws and Regulations) or other outside legal counsel (with respect to other Disclosure Requirements) advises such Party it is legally required to disclose pursuant to such Disclosure Requirement, and (ii) shall not Disclose Confidential Information in any manner other than as necessary to satisfy the applicable Disclosure Requirement.

5.3.3 Notwithstanding anything to the contrary in this Agreement, Customer acknowledges and agrees that (a) the Media Plan(s) and the Valuation Schedule, which documents contain advertising inventory pricing and strategic commercial information, are proprietary to iHeartMedia, and (b) it shall not under any circumstances make any Disclosure of any Media Plan or the Valuation Schedule (including any information contained therein), except to the limited extent necessary to respond to (i) an official written request by the SEC, pursuant to Securities Laws and Regulations applicable to Customer, that specifically names and requires Disclosure of the Media Plan(s) or the Valuation Schedule, as applicable, or (ii) a Disclosure Requirement set forth in clause (c) of Section 5.3.1 that specifically names and requires Disclosure of the Media Plan(s) or Valuation Schedule, as applicable, in which case of either clause (i) or (ii) the provisions of Sections 5.3.1 and 5.3.2 shall apply to such requested and required Disclosure.

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6. Intellectual Property.

6.1. Customer Content. Other than as set forth in this Section 6.1, iHeartMedia shall acquire no right, title or interest from Customer or its licensors under this agreement in or to any content provided by Customer (“Customer Materials”). During the Term, Customer hereby grants to iHeartMedia a royalty-free, non-exclusive, sublicensable (solely to Affiliates or contractors of iHeartMedia in furtherance of this Agreement), irrevocable (during the Term), worldwide right and license to reproduce, distribute, display and prepare derivative works of the Customer Materials solely for purposes of providing the Ad Inventory to Customer in accordance with this Agreement and any applicable Media Plan.

6.2. Joint Materials. In the case where iHeartMedia creates custom materials, including broadcast advertisements, digital banner advertisements or any other creative materials that incorporate any Customer Materials (“Joint Materials”), Customer acknowledges and agrees that Customer may only use the Joint Materials for the limited purposes set forth in a Media Plan. Customer hereby assigns (and if requested will execute confirmatory assignment instruments to assign) all rights, title, interest in, to and under, the Joint Materials (other than rights in any underlying Customer Materials) to iHeartMedia. Customer shall have no right or license to use the Joint Materials other than as set forth in a Media Plan and shall not acquire any ownership or other interest in any portions of the Joint Materials not comprising Customer Materials.

7. Independent Contractor. This Agreement shall not render iHeartMedia or its employees or subcontractors, if any, an employee, partner, agent of, or joint venturer with the Customer for any purpose. iHeartMedia is and will remain independent in its relationship to the Customer. Neither party shall have any right, power, or authority to create any contract or obligation on behalf of, or binding upon the other party without prior written consent of the other party.

8. Representations and Warranties.

8.1. Mutual. Each Party represents and warrants to the other Party that: (a) it is duly organized and validly existing under the laws of the state under which it is organized, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted; (b) it has the power and authority to enter into this Agreement and to perform fully its obligations hereunder; (c) it is under no contractual or other legal obligation that interferes in any way with its full, prompt and complete performance hereunder; (d) the individual executing this Agreement on its behalf has the authority to do so; and (e) this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms.

8.2. Customer Warranties. Customer represents and warrants to iHeartMedia that: (a) it will perform all obligations under this Agreement in compliance with all applicable laws, regulations, and other court or governmental orders; (b) it will comply with all applicable laws, regulations and other court or governmental orders in connection with its use of the Ad Inventory; (c) the Customer Materials, and their use in connection with the Ad Inventory, do not and shall not infringe upon the intellectual property or other proprietary rights of any third party; (d) the Customer Materials and the use thereof (including iHeartMedia’s broadcasting over its facilities or display in its digital properties of the Customer Materials) in accordance with this Agreement shall not (i) violate the rights of others, including with respect to defamation, unlawful competition or trade practice, or privacy or personal rights (including public performance rights with respect to music, spoken word or any other copyrightable material embodied in Customer Materials), or (ii) violate any applicable laws, rules or regulations relating to privacy or broadcast indecency; (e) Customer (and the Customer Materials) and the subject matter that it advertises using the Ad Inventory, and iHeartMedia`s delivery of Ad Inventory for Customer under this Agreement, shall comply with all applicable federal, state and local laws and regulations, including those of the FCC (e.g., indecency, EAS compliance and all other FCC or FTC regulations) and the Securities Laws and Regulations; and (f) none of the SEC Reports (as defined in the Note), contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and no Customer Materials, no Customer website, no Customer marketing materials and no statements made by or on behalf of Customer, whether prior to, on or after the Effective Date, relating to Customer’s Regulation A+ Offering that it is conducting as of the Effective Date, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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8.3. Disclaimer. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW.

9. Indemnification.

9.1. Indemnification by iHeartMedia. iHeartMedia shall defend, indemnify and hold harmless the Customer Indemnified Parties, in accordance with the applicable procedures described in Section 9.3, from and against any and all Losses to the extent arising out of, or relating to, third-party Claims that Customer’s permitted use under this Agreement of the Ad Inventory infringes, misappropriates, or otherwise conflicts with any intellectual property rights of a third party. iHeartMedia’s indemnification obligations under this Section 9.1 shall not extend to any Claims to the extent resulting from, or relating to, any Customer Materials.

9.2. Indemnification by Customer. Customer shall defend, indemnify and hold harmless the iHeartMedia Indemnified Parties, in accordance with the applicable procedures described in Section 9.3, from and against any and all Losses to the extent arising out of, or relating to, third-party Claims arising out of: (a) Customer’s breach of any of Customer’s representations, warranties, covenants or agreements set forth herein; (b) any gross negligence or intentional misconduct of Customer or any of its employees and agents in connection with this Agreement; (c) the actual or alleged infringement by any Customer Material, or the use thereof in connection with the Ad Inventory, of the intellectual property or other proprietary rights of any third party; (d) any Customer Material violating or infringing upon the rights of others, including with respect to defamation, unlawful competition or trade practice, or privacy or personal rights (including public performance rights with respect to music, spoken word or any other copyrightable material embodied in Customer Material), or any Customer Material or advertising delivered for Customer using Ad Inventory (or iHeartMedia’s delivery thereof) violating any applicable laws, rules or regulations, including the Securities Laws and Regulations or those relating to privacy or broadcast indecency; or (e) Customer’s sale or offering for sale of any of its securities, including its Regulation A+ offering that it is conducting as of the Effective Date.

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9.3. Indemnification Process. The Indemnified Party will notify the Indemnifying Party promptly in writing of any Claim for which it seeks indemnification hereunder, provided that the failure of the Indemnified Party to promptly inform the Indemnifying Party of any Claim shall not excuse the Indemnifying Party of its obligations under this Section 9 except to the extent such failure materially prejudices the Indemnifying Party. In the case of a third-party Claim, the Indemnified Party will provide, at the Indemnifying Party’s expense (to the extent of out-of-pocket expenses only), all reasonably necessary assistance, information and authority to allow the Indemnifying Party to control the defense and settlement of such third-party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not enter into any settlement of any Claim without the Indemnified Party’s prior written consent unless such settlement (a) does not admit any fault or guilt of the Indemnified Party or impose any obligations on the Indemnified Party, (b) provides that the sole relief is money damages that are paid in full by the Indemnified Party, and (c) includes a release of the Indemnified Party from all liability for such Claim or a complete dismissal of litigation with prejudice. The Indemnified Party may participate at its expense in the defense or settlement of any Claim with counsel of its choosing and at its sole expense.

10. Limitations on Liability.

10.1. Exclusion of Certain Damages. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT THAT MAY BE TO THE CONTRARY, AND EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS OF EACH PARTY UNDER SECTION 9.1 AND SECTION 9.2, NEITHER PARTY NOR ANY OF ITS AFFILIATES NOR ANY OF ITS OR ITS AFFILIATES’ RESPECTIVE EQUITY HOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, SUB-CONTRACTORS OR LICENSORS, SHALL BE LIABLE TO THE OTHER PARTY, ANY OF THE OTHER PARTY’S AFFILIATES OR ANY OF THE OTHER PARTY’S OR THE OTHER PARTY’S AFFILIATES’ RESPECTIVE EQUITY HOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, SUB-CONTRACTORS OR LICENSORS, FOR CLAIMS FOR INCIDENTAL, INDIRECT, PUNITIVE, EXEMPLARY, CONSEQUENTIAL, OR SPECIAL DAMAGES, INCLUDING ANY DAMAGES FOR LOSS OF PROFITS, LOSS OF USE OR REVENUE, LOSS OF SAVINGS, OR LOSSES BY REASON OF COST OF CAPITAL, CONNECTED WITH, OR ARISING OR RESULTING FROM, ANY PERFORMANCE OR LACK OF PERFORMANCE UNDER OR OTHER BREACH OF THIS AGREEMENT, EVEN IF SUCH DAMAGES WERE FORESEEABLE OR THE PARTY SOUGHT TO BE HELD LIABLE WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND REGARDLESS OF WHETHER A CLAIM IS BASED ON CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLE. THE FOREGOING DISCLAIMER SHALL NOT APPLY TO THE EXTENT PROHIBITED BY APPLICABLE LAW.

10.2. Exclusive Remedy. THE SOLE AND EXCLUSIVE REMEDY AVAILABLE TO ANY CUSTOMER INDEMNIFIED PARTY UNDER THIS AGREEMENT FOR ANY FAILURE BY IHEARTMEDIA TO DELIVER ANY AD INVENTORY IN ACCORDANCE WITH THIS AGREEMENT, REGARDLESS OF WHETHER A CLAIM IS BASED ON CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLE, SHALL BE THAT IHEARTMEDIA WILL BE REQUIRED TO DELIVER THE APPLICABLE CANCELLED OR UNAIRED AD INVENTORY IN A COMPARABLE TIME PERIOD, AS MUTUALLY AGREED-UPON BY THE PARTIES (NOT TO BE UNREASONABLY WITHHELD, CONDITIONED OR DELAYED).

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11. FCC Requirements.

11.1. Non-Discrimination. In accordance with Paragraphs 49 and 50 of United States Federal Communications Commission Report and Order No. FCC 07-217, iHeartMedia will not discriminate in any contract for advertising on the basis of race or ethnicity, and all such contracts will be evaluated, negotiated and completed without regard to race or ethnicity.

11.2. Broadcasting. This Agreement is for the transmission by broadcast on radio, transmission on other media when Internet is indicated, or both, of programs or announcements of the Customer for the purpose of advertising the named products or services and is subject to all applicable federal, state and municipal regulations, including the rules of the Federal Communications Commission and the Federal Trade Commission. All Customer Materials are subject to iHeartMedia’s approval (such approval not to be unreasonably withheld or delayed) and iHeartMedia may exercise a continuing right to reject such Customer Material, including a right to reject for unsatisfactory technical quality. All Customer Material must conform to iHeartMedia’s program and operating policies and iHeartMedia shall have the continuing right to edit in the public interest; provided, however, that iHeartMedia approval of such material shall not affect Customer’s indemnity obligation under this Agreement.

11.3. Inability to Transmit and Substitution Programs. If, due to public emergency or necessity, force majeure, restrictions imposed by law, acts of God, labor disputes, or for other cause, including mechanical breakdown, beyond iHeartMedia’s control, iHeartMedia shall be unable to transmit any program or announcement to be transmitted under this contract, that transmission shall be canceled and iHeartMedia shall not be liable to Customer except as provided below. iHeartMedia shall have the right to cancel any transmission or portion thereof to be made under this Agreement in order to transmit any program which it deems to be of public significance. iHeartMedia will notify Customer in advance if reasonably possible or otherwise iHeartMedia will notify Customer within a reasonable time after such scheduled transmission. iHeartMedia shall transmit such canceled transmission, subject to availability, in a comparable time period.

12. Assignment. Customer shall not assign any of its rights under this Agreement, or delegate the performance of any of its duties hereunder, without the prior written consent of iHeartMedia.

13. Successors and Assigns. All the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, if any, successors and permitted assigns.

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14. Severability. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then such provision shall be deemed severed herefrom, and such invalidity shall not affect any other provision of this Agreement, the balance of which shall remain in and have its intended full force and effect; provided, however, that if any such provision may be modified so as to be valid as a matter of law, then such provision shall be deemed to have been modified so as to be enforceable to the maximum extent permitted by law.

15. Governing Law; Venue; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of New York without giving effect to any choice of law or conflict of law rules. Each Party consents to the jurisdiction and venue of the federal, state and local courts located in New York City, NY. Any legal suit, action or proceeding brought under or in connection with the subject matter of this Agreement will be brought only in the United States District Court for the Southern District of New York or, if such court would not have jurisdiction over the matter, then only in a Federal or New York State court sitting in the Borough of Manhattan, City of New York. Each Party submits to the exclusive jurisdiction of these courts and agrees not to commence any legal action under or in connection with the subject matter of this Agreement in any other court or forum. Each Party waives any objection to the laying of the venue of any legal action brought under or in connection with the subject matter of this Agreement in the Federal or New York State courts sitting in the Borough of Manhattan, City of New York, and agrees not to plead or claim in such courts that any such action has been brought in an inconvenient forum. THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY COURT WITH RESPECT TO ANY CONTRACTUAL, TORTIOUS OR STATUTORY CLAIM, COUNTERCLAIM OR CROSS-CLAIM AGAINST THE OTHER ARISING OUT OF OR CONNECTED IN ANY WAY TO THIS AGREEMENT, BECAUSE THE PARTIES HERETO, BOTH OF WHOM ARE REPRESENTED BY LEGAL COUNSEL, BELIEVE THAT THE COMPLEX COMMERCIAL AND PROFESSIONAL ASPECTS OF THEIR DEALINGS WITH ONE ANOTHER MAKE A JURY DETERMINATION NEITHER DESIRABLE NOR APPROPRIATE.

16. Notice. All notices, consents, approvals, waivers or other communications required or permitted to be given hereunder shall be in writing (each a “Notice”) and shall be: (a) delivered personally or by commercial messenger; (b) sent via a recognized overnight courier service; (c) sent by registered or certified mail, postage pre-paid and return receipt requested; or (d) sent by e-mail transmission, provided that in the case of this clause (d), such Notice is sent or delivered contemporaneously by an additional method provided in clause (a), (b) or (c) above; in each case, so long as such Notice is addressed to the intended recipient thereof as set forth below (as may be changed by the applicable Party by providing a Notice of such change to the other Party in accordance with this Section 16). Any Notice shall be deemed given upon actual receipt (or refusal of receipt).

If to iHeartMedia:	If to Customer:

iHeartMedia + Entertainment, Inc.	Hightimes Holding Corp.
125 West 55th Street, 11th Floor	10990 Wilshire Boulevard,
New York, NY 10019	Penthouse
Attention: Joe Robinson	Los Angeles, California 90024
E-mail:	Attention: Adam Levin, CEO
JoeRobinson@iheartmedia.com	Email: adam@hightimes.com

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with a copy to:		with a copy to:

Proskauer Rose LLP		CKR Law, LLP
Eleven Times Square		1800 Century Park East, 14th floor
New York, NY 10036		Los Angeles, CA 90067
Attention:	James P. Gerkis	Attention: Stephen A. Weiss
	Jeffrey D. Neuburger	Email: sweiss@ckrlaw.com
E-mail:	jgerkis@proskauer.com
jneuburger@proskauer.com

17. Publicity. Without limiting Section 5, neither Party shall issue a press release or other public statement about this Agreement without the prior written approval of the other Party.

18. Amendment or Supplement. No amendment of or supplement to this Agreement shall be valid unless in writing signed by the Parties hereto.

19. Entire Understanding. This Agreement is being entered into in connection with the Note. This Agreement, together with the Note, constitutes the entire understanding and agreement of the Parties and BMH with respect to the subject matter hereof, and any and all prior agreements, understandings and representations regarding the subject matters hereof are hereby terminated and canceled in their entirety and are of no further force and effect. There are no agreements, restrictions, promises, warranties, covenants or other undertakings regarding the subject matter hereof other than those expressly set forth in this Agreement or the Note, and no previous negotiations, drafts or versions of this Agreement shall be used by either Party to construe or affect the validity of this Agreement.

20. Counterparts. This Agreement may be executed (including by facsimile, PDF copy or other similar electronic transmission) with counterpart signature pages or in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as the signatories.

21. Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, costs and disbursements, in addition to any other relief to which the prevailing party may be entitled, including all reasonable attorneys’ fees, costs and disbursements incurred to enforce this Section 21.

22. Equitable Relief. The Parties acknowledge and agree that any breach or threatened breach of the Parties’ obligations under Section 5 will result in irreparable injury to the non-breaching Party. Accordingly, in the event of any such breach or threatened breach, in addition to any other rights or remedies that may be available to the non-breaching Party, the non-breaching Party shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving irreparable injury or actual damages and without the necessity of posting a bond.

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23. Interpretation. In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Appendices hereto); (c) Section and Appendix references are to the Sections and Appendices to this Agreement unless otherwise stated; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise stated; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise stated; (j) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” and “hereupon” and words of similar import shall all be references to the Effective Date; (k) any provision of this Agreement that purports to impose any obligation on any Affiliate of a party shall be interpreted to be an obligation for such party to cause such Affiliate to perform such obligation; and (l) except as otherwise provided herein, the rights, powers and remedies provided by this Agreement are cumulative and are in addition to, and not in limitation of, any other rights, powers and remedies provided under this Agreement, by law or in equity. This Agreement shall be deemed to be the joint work product of the parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable to this Agreement.

[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the Effective Date.

IHEARTMEDIA +
ENTERTAINMENT, INC.

By:	/s/ Joseph Robinson
Joseph Robinson Authorized Signatory

HIGHTIMES HOLDING CORP.

By:	/s/ Adam Levin
Name: Adam Levin Title: CEO

[Signature page to Advertising Agreement]

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Appendix 1

Definitions

Affiliate. The term “Affiliate” shall mean, with respect to a Person, any other Person that Controls, is Controlled by, or is under common Control with, that Person, and for Customer shall include any Person that meets the Control test whether before or after the Effective Date.

Claim. The term “Claims” shall mean any claim or other demand, or any civil, criminal, administrative, or investigative claim, suit, action, or proceeding (including arbitration) asserted, commenced or threatened against a Person.

Confidential Information. The term “Confidential Information” shall mean, with respect to a Party: (a) any trade secret or other confidential, proprietary, non-public, or other like information of such Party, its directors, officers, employees, customers, or third parties to whom it owes a duty of confidentiality (including the terms of any transaction relating to or involving such directors, officers, employees, customers, or third parties); (b) any employment information, such as compensation (including proposed compensation), benefits, disciplinary records, performance records and other data of such Party; (c) the existence and terms of this Agreement; and (d) any other information of such Party that the Receiving Party knows or reasonably ought to know to be proprietary or confidential. The Media Plans and the Valuation Schedule shall be deemed the Confidential Information of iHeartMedia.

Control. The term “Control” (including with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”) shall mean the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by trust, management agreement, contract or otherwise; provided, however, that with respect to iHeartMedia and its Affiliates, beneficial ownership of forty-nine (49%) or more of the voting securities of a Person shall be deemed to be Control.

Disclosing Party. The term “Disclosing Party” shall mean a Party that discloses Confidential Information to the other Party pursuant to this Agreement.

iHeartMedia Competitor. The term “iHeartMedia Competitor” shall mean any Person that competes in whole or in part with the business of iHeartMedia or any of its Affiliates.

Indemnified Party. The term “Indemnified Party” shall mean, as applicable, either (a) iHeartMedia and its Affiliates, and their respective equity holders, directors, officers, employees, agents, customers, contractors, sub-contractors and licensors, or (b) Customer and its Affiliates, and their respective equity holders, directors, officers, employees, agents sub-contractors and licensors.

Indemnifying Party. The term “Indemnifying Party” shall mean the Party obligated to indemnify an Indemnified Party pursuant to this Agreement.

Losses. The term “Losses” shall mean all losses, liabilities, damages, liens, fines, penalties, and related costs, expenses and other charges suffered or incurred as a result of or in connection with a Claim, including reasonable legal fees and disbursements, costs of investigation, litigation, settlement, judgment, and appeal, remediation obligations and corrective actions required by any applicable law, rule or regulation, and any Taxes, interest, fines, and penalties with respect to any of the foregoing.

Person. The term “Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity or organization.

Receiving Party. The term “Receiving Party” shall mean a Party that receives Confidential Information from the other Party pursuant to this Agreement.